UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2021 (July 28, 2021)

VSE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-03676	54-0649263
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6348 Walker Lane
Alexandria,	Virginia	22310
(Address of Principal Executive Offices)		(Zip Code)

(703) 960-4600
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.05 per share	VSEC	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

VSE CORPORATION

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 30, 2021, the Company announced the appointment of Farinaz S. Tehrani as its Senior Vice President, Chief Legal Officer and Corporate Secretary, effective August 16, 2021. Ms. Tehrani, 55, previously served as Chief Legal Officer at Advantia Health, a private equity-backed provider of healthcare services and technology solutions (2019-2021); Associate General Counsel, North America, at Transurban Group (ASX: TCL), an Australian public company in the transportation and infrastructure sector (2017-2019); Executive Vice President, Legal and Compliance at Washington Prime Group (NYSE: WPG), a commercial real estate investment trust (2015); and General Counsel, Chief Compliance Officer and Corporate Secretary at Sunrise Senior Living (formerly NYSE: SRZ), a provider and manager of senior living facilities (2013-2015). Ms. Tehrani began her legal career at the global law firm of Hogan Lovells LLP with a focus on corporate and securities matters. She received a Juris Doctorate from Georgetown University Law Center and a B.A. in Economics, cum laude, from Tufts University.

The Company and Ms. Tehrani entered into an employment agreement, dated as of July 28, 2021 (the “Employment Agreement”), pursuant to which Ms. Tehrani will be employed as Senior Vice President, Chief Legal Officer and Corporate Secretary, effective August 16, 2021. The initial term of the Employment Agreement will expire on August 16, 2023, unless otherwise terminated, and will automatically renew for successive one-year terms unless VSE otherwise provides Ms. Tehrani 60 days written notice.

Under the Employment Agreement, VSE will pay Ms. Tehrani an annual base salary of no less than $350,000 and she will be eligible to participate in the Company’s short-term cash incentive plan. For 2021, Ms. Tehrani’s target short-term cash incentive opportunity will be equal to 50% of her annual base salary (with a maximum opportunity equal to 80% of her annual base salary), and the payout will be pro-rated based on the number of days she is employed by the Company during the 2021 calendar year. Ms. Tehrani will also receive a special grant of time-based restricted stock units valued at the greater of 7,300 shares or $350,000, which award will vest, subject to Ms. Tehrani continued employment with the Company, in substantially equal installments on the first three anniversaries of the grant date. Ms. Tehrani will be entitled to participate in the Company’s long-term incentive program and, for fiscal 2021, will receive: (1) a grant of time-based restricted stock units valued at $140,000, which award will vest, subject to Ms. Tehrani’s continued employment with the Company, in substantially equal installments over three years; and (2) a grant of performance-based restricted stock valued at $192,500, which award will vest ratably over three years, subject to Ms. Tehrani’s continued employment with the Company, based on performance objectives established by the Compensation Committee. Ms. Tehrani also will be eligible to participate in the Company’s Deferred Supplemental Compensation Plan (the “DSC Plan”) on terms and conditions similar to other plan participants.

In the event of a termination of Ms. Tehrani’s employment by the Company without “cause” or by Ms. Tehrani for “good reason,” as such terms are defined in the Employment Agreement (a “Qualifying Termination”), which does not occur within two years after a change in control, the Company will pay or provide the following benefits (in addition to certain accrued obligations) to Ms. Tehrani: (1) a lump sum cash amount of 1.5 times Ms. Tehrani’s annual base salary; and (2) a lump sum cash amount of the value of any accrued but unvested benefits of Ms. Tehrani under the DSC Plan. In the event of a Qualifying Termination which occurs within two years after a change in control, the Company will pay or provide the following benefits (in addition to certain accrued obligations) to Ms. Tehrani: (1) a lump sum cash amount of 1.5 times her annual base salary plus one times her target annual bonus; (2) a lump sum cash amount of the value of any accrued but unvested benefits of Ms. Tehrani under the DSC Plan; and (3) automatic vesting of all time-based or performance-based restricted stock or restricted stock units (or similar rights) held by Ms. Tehrani, with performance-based awards vesting at the target level. The severance benefits described above are generally contingent on Ms. Tehrani executing a release of claims against the Company. The Employment Agreement also contains obligations of Ms. Tehrani regarding nondisclosure, noncompetition, nonsolicitation and non-disparagement.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

A copy of the press release announcing the appointment of Ms. Tehrani is filed with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number
10.1	Executive Employment Agreement dated as of July 28, 2021, by and between VSE Corporation and Farinaz S. Tehrani.
99.1	Press release dated July 30, 2021, entitled “VSE Corporation Announces Appointment of Farinaz S. Tehrani as Chief Legal Officer”
104	Cover Page Interactive Data File

VSE CORPORATION AND SUBSIDIARIES

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VSE CORPORATION
(Registrant)

Date:	July 30, 2021	By:	/s/ Stephen D. Griffin
Stephen D. Griffin
Senior Vice President and Chief Financial Officer